Exhibit 99.1
                                                                 ------------

News Release


                                           Contact:     N. William White
                                                        President and Chief
                                                        Executive Officer
                                                        (502)753-0500

                1st Independence Financial Group, Inc. Announces
                Net Income for Fourth Quarter and Full Year 2005


HARRODSBURG, KENTUCKY (March 1, 2006) - 1st Independence Financial Group, Inc. (NASDAQ:FIFG), the holding company of 1st Independence Bank, reported today the unaudited results for the fourth quarter and year ended December 31, 2005. 1st Independence Financial Group, Inc. is the result of the merger between Independence Bancorp (New Albany, Indiana) and Harrodsburg First Financial Bancorp (Harrodsburg, Kentucky) in July 2004 (the "Merger").

For the year ended December 31, 2005, the Company reported net income of $4,481,000 or $2.32 per diluted share compared to a net loss of $1,036,000 or $0.69 per diluted share for the twelve months ended December 31, 2004. The increases in net income and net income per diluted share for the year ended December 31, 2005 were primarily due to after tax securities gains of $3,308,000 taken in the first quarter of 2005 and the significance of the Merger to the Company's operations, including an after tax charge of approximately $526,000 recorded in the second quarter of 2004 in connection with the termination of a data processing contract. Other factors which contributed to the increase were a decrease of $560,000, after taxes, in the provision for loan losses taken in the twelve months ended December 31, 2005 compared to the same period in 2004; an after tax charge of $158,000 relating to the Bank's termination of its pension plan in the third quarter of 2004; a $356,000 goodwill writeoff recorded in the third quarter of 2004 in regards to the disposal of the Company's investment in Citizens Financial Bank, Inc. (Glasgow, Kentucky); and, certain merger-related expenses also taken in the third quarter of 2004. Partially offsetting these factors was an after tax charge of $235,000 recorded in the first quarter 2005 for severance expenses related to the retirement of the Company's former Chairman and CEO. The Company reported fourth quarter net income of $427,000 or $0.22 per diluted share compared to $240,000 or $0.13 per diluted share for the fourth quarter ended December 31, 2004.

1st Independence Financial Group is headquartered in Harrodsburg, Kentucky and includes 1st Independence Bank and 1st Independence Mortgage, a division of the Bank. The Bank has eight full service banking offices. The banking offices are located in Harrodsburg, Lawrenceburg and two locations (St. Matthews branch and Stony Brook branch) in Louisville, Kentucky, and New Albany, Jeffersonville, Marengo and Clarksville, Indiana. 1st Independence Mortgage operates in Louisville, Kentucky and southern Indiana.

The press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the company's actual results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the company conducts business, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the company conducts business, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, the company wishes to advise readers that the factors listed above could affect the company's financial performance and could cause the company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.